CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Getty Petroleum Corp. on Form S-8 (Registration Nos. 33-22653 and 33-64746) of our report dated March 16, 1994, except as to Note 6, the date of which is April 12, 1994, on our audits of the consolidated financial statements and financial statement schedules of Getty Petroleum Corp. and Subsidiaries as of January 31, 1994 and 1993, and for each of the three years in the period ended January 31, 1994, which report has been incorporated by reference in this Annual Report on Form 10-K from the 1994 Annual Report to Stockholders of Getty Petroleum Corp. and Subsidiaries.

Coopers & Lybrand
New York, New York
March 16, 1994, except as to Note 6,
 the date of which is April 12, 1994.